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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-177908

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 12, 2012

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 10, 2011)

2,750,000 Shares

Regal Beloit Corporation

Common Stock

       We are offering 2,750,000 shares of our common stock. Our common stock is traded on the New York Stock Exchange under the symbol "RBC." On December 11, 2012, the last sale price of our common stock as reported on the New York Stock Exchange was $69.65 per share.

       Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and on page S-7 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to us	$	$

       The underwriters may also purchase up to an additional 412,500 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The shares will be ready for delivery on or about December     , 2012.

Baird	Credit Suisse

The date of this prospectus supplement is December     , 2012

       You should rely only on the information contained or incorporated by reference in the prospectus and this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in the prospectus and this prospectus supplement is accurate as of the dates on their respective covers, regardless of time of delivery of the prospectus and this prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

       This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined.

       In this prospectus supplement, "Regal," "Regal Beloit," the "Company," "we," "us," and "our" refer to Regal Beloit Corporation and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

       This prospectus supplement includes a discussion of risk factors and other special considerations applicable to this particular offering of securities. This prospectus supplement, and the information incorporated herein by reference, may also add, update or change information in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading "Where You Can Find More Information" in the accompanying prospectus. If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

       All references in this prospectus supplement to our consolidated financial statements include, unless the context indicates otherwise, the related notes. The market data included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including growth rates and information relating to our relative position in the industries we serve, are based on internal surveys, market research, publicly available information and industry publications. Although we believe that such independent sources are reliable, we have not independently verified the information contained in them. All foreign currencies are translated using the current exchange rate for assets and liabilities and the weighted average exchange rate for the period for the consolidated statement of operations items.

 CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

       This prospectus supplement, the accompanying prospectus and the documents incorporated by reference, may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management's judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "plan," "expect," "anticipate," "estimate," "believe," "predict," "intend," "potential," "project" or "continue" or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements other than statements of historical fact included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus regarding our financial position or future performance, business strategy and plans or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

  •
  actions taken by our competitors and our ability to effectively compete in the increasingly competitive global electric motor, power generation and mechanical motion control industries;

  •
  our ability to develop new products based on technological innovation and the marketplace acceptance of new and existing products;

  •
  fluctuations in commodity prices and raw material costs;

  •
  our dependence on significant customers;

  •
  issues and costs arising from the integration of recently acquired companies and businesses, including the timing and impact of purchase accounting adjustments;

  •
  our dependence on key suppliers and the potential effects of supply disruptions;

  •
  infringement of our intellectual property by third parties, challenges to our intellectual property, and claims of infringement by us of third party technologies;

  •
  increases in our overall debt levels as a result of acquisitions or otherwise and our ability to repay principal and interest on our outstanding debt;

  •
  product liability and other litigation, or the failure of our products to perform as anticipated, particularly in high volume applications;

  •
  unanticipated costs or expenses that could be incurred relating to product warranty matters;

  •
  economic changes in global markets where we do business, such as reduced demand for the products we sell, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

  •
  unanticipated liabilities of recently acquired businesses;

  •
  cyclical downturns affecting the global market for capital goods;

  •
  difficulties associated with managing foreign operations; and

  •
  other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission, or SEC, which are incorporated by reference.

       We urge you to consider these factors and to review carefully the section captioned "Risk Factors" beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in this prospectus supplement, as well as the other factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, for a more complete discussion of the risks associated with an investment in our common stock. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this prospectus supplement and the accompanying prospectus are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

 SUMMARY

       The information below is only a summary of more detailed information included elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our common stock. Please read this entire prospectus supplement and the accompanying prospectus, including the risk factors, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully.

The Company

       We are a global manufacturer of electric motors and controls, electric generators and controls, and mechanical motion control products. We have two reporting segments: Electrical and Mechanical. Our electrical products primarily include motors used in commercial and residential HVAC applications, a full line of AC and DC commercial and industrial electric motors, electric generators and controls, high-performance drives and controls, and capacitors. Our mechanical products primarily include gears and gearboxes, marine transmissions, manual valve actuators, and electrical connectivity devices.

       Our principal executive offices are located at 200 State Street, Beloit, Wisconsin 53511-6254, and our telephone number is (608) 364-8800. Our website address is www.regalbeloit.com. The information contained on our website is not part of this prospectus or any prospectus supplement.

Selected Financial Data

       The table below summarizes our results for the nine months ended October 1, 2011 and September 29, 2012 and our annual results for the fiscal years ended January 2, 2010, January 1, 2011 and December 31, 2011. In addition, the table includes selected balance sheet data derived from our consolidated financial statements as of the last day of these periods. The nine months ending summary financial data were derived from our condensed consolidated financial statements contained in our Quarterly Reports on Form 10-Q for the quarters ended October 1, 2011 and September 29, 2012. The year-end summary consolidated financial data were derived from our consolidated financial statements contained in our Annual Reports on Form 10-K for the fiscal years ended January 2, 2010, January 1, 2011, and December 31, 2011. You should read the table in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Quarterly Report on Form 10-Q for the quarter ended September 29, 2012 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

	For Fiscal Year Ended			For Nine Months Ended
($ in millions, except per share data)
	Jan. 2, 2010	Jan. 1, 2011	Dec. 31, 2011	Oct. 1, 2011	Sept. 29, 2012
Net Sales	$1,826.3	$2,238.0	$2,808.3	$2,081.3	$2,451.3
Income from Operations	159.5	237.7	255.7	197.1	265.7
Net Income Attributable to Regal	95.0	149.4	152.3	118.8	165.7
Total Assets	2,112.2	2,449.1	3,266.5	3,372.7	3,423.7
Long-Term Debt	468.1	428.3	909.2	955.1	781.7
Regal Shareholders' Equity	1,167.8	1,362.0	1,535.9	1,517.4	1,735.1
Per Share Data:
Earnings — Basic	$2.76	$3.91	$3.84	$3.04	$3.98
Earnings — Assuming Dilution	2.63	3.84	3.79	3.00	3.94
Cash Dividends Declared	0.64	0.67	0.71	0.53	0.56
Shareholders' Equity	33.85	35.62	38.70	38.81	41.61
Weighted Average Shares Outstanding:
Basic	34.5	38.2	39.7	39.1	41.7
Assuming Dilution	36.1	38.9	40.1	39.6	42.0

       We have completed various acquisitions that affect the comparability of the selected financial data shown above. The results of operations for acquisitions are included in our consolidated financial results subsequent to their acquisition dates. Since January 3, 2010, significant acquisitions included the Electrical Products Company ("EPC") of A.O. Smith Corporation (August 2011), Unico, Inc. (December 2010) and CMG Engineering Group Pty., Ltd. (April 2010) with annual revenues at the time of acquisition of $706 million, $62 million and $120 million, respectively. See note 3 of notes to the condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended September 29, 2012 and note 4 of notes to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

 THE OFFERING

       The summary below describes some of the terms of the offering. For a more complete description of our common stock, see "Description of Capital Stock" in the accompanying prospectus.

Issuer	Regal Beloit Corporation
Shares Offered	2,750,000 shares
Shares Outstanding After the Offering	44,511,557 shares
Over-allotment Option	412,500 shares
NYSE Symbol for Our Common Stock	RBC
Use of Proceeds
Based on an assumed offering price of $69.65 per share, which was the last reported sale price of our common stock on December 11, 2012, we estimate our net proceeds from the sale of our common stock in this offering will be approximately $184.1 million (assuming no exercise of the underwriters' over-allotment option), after deducting assumed underwriting discounts and commissions and estimated offering expenses.
We intend to use the net proceeds from this offering for general corporate and working capital purposes, including the potential funding of future acquisitions.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.
Risk Factors
Investing in our common stock involves substantial risks. You should carefully consider all the information in this prospectus supplement and incorporated by reference herein prior to investing in our common stock. In particular, we urge you to carefully consider the factors set forth under "Risk Factors."

       The number of shares outstanding after the offering is based on 41,761,557 shares outstanding as of December 3, 2012.

       The number of shares of our common stock outstanding immediately after this offering excludes:

  •
  1,634,030 shares of our common stock issuable upon the exercise of stock options and stock appreciation rights outstanding as of September 29, 2012 under our equity compensation plans at a weighted average exercise price of $53.35 per share; and

  •
  Approximately 1,000,000 shares of our common stock available for future issuance under our equity compensation plans at the closing of this offering (based on options and stock appreciation rights outstanding as of September 29, 2012).

       If the over-allotment option is exercised in full, we will issue and sell an additional 412,500 shares of our common stock and will have 44,924,057 shares of our common stock outstanding after the offering.

RISK FACTORS

       You should carefully consider the risk factors set forth below and incorporated by reference in this prospectus supplement as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our common stock. The risks described below or incorporated by reference in this prospectus supplement are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

       See "Risk Factors" beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Risks Related to Our Common Stock

Our common stock is subject to substantial price and volume fluctuations.

       The market price of shares of our common stock may be volatile. Factors that could affect our common stock price include, among others, the following:

  •
  quarterly fluctuation in our operating income and earnings per share results;

  •
  decline in demand for our products;

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  significant strategic actions by our competitors, including new product introductions or technological advances;

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  fluctuations in interest rates;

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  cost increases in energy, raw materials or labor;

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  changes in revenue or earnings estimates or publication of research reports by analysts; and

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  domestic and international economic and political factors unrelated to our performance.

       In addition, in recent years, the stock markets have experienced significant volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

We may be unable to, or may choose not to, continue to pay dividends on our common stock at current rates or at all.

       Our ability to pay dividends on our common stock is limited under the terms of our existing debt agreements. In addition, Wisconsin law generally restricts us from paying dividends in circumstances where the payment would make us unable to pay our debts as they become due.

       Although we have paid 209 consecutive quarterly dividends and have declared a dividend payable on January 18, 2013 to shareholders of record on December 28, 2012, any future payments of cash dividends will depend on our financial condition, our capital requirements and our earnings, as well as other factors that our board of directors may consider.

Our management will have broad discretion in allocating the net proceeds of this offering.

       Our management has significant flexibility in applying the net proceeds we expect to receive in this offering. Because the net proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our application of the proceeds, and you and other shareholders may not agree with our decisions. In addition, our use of the proceeds from this offering may not yield a significant return or any return at all for our shareholders. The failure by our management to apply these funds effectively could have a material adverse effect on our business, results of operations or financial condition. See "Use of Proceeds" for a further description of how management intends to apply the proceeds from this offering.

We have implemented, and Wisconsin law contains, anti-takeover provisions that may adversely affect the rights of holders of our common stock.

       Our articles of incorporation contain provisions that could have the effect of discouraging or making it more difficult for someone to acquire us through a tender offer, a proxy contest or otherwise, even though such an acquisition might be economically beneficial to our shareholders. These provisions include a board of directors divided into three classes of directors serving staggered terms of three years each and the removal of directors only for cause and only with the affirmative vote of a majority of the votes entitled to be cast in an election of directors. These provisions may make the removal of management more difficult, even in cases where removal would be favorable to the interests of our shareholders. See "Description of Capital Stock — Certain Anti-Takeover Provisions" in the accompanying prospectus.

       We are subject to the Wisconsin Business Corporation Law, which contains several provisions that could have the effect of discouraging non-negotiated takeover proposals or impeding a business combination. These provisions include:

  •
  requiring a supermajority vote of shareholders, in addition to any vote otherwise required, to approve business combinations not meeting adequacy of price standards;

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  prohibiting some business combinations between an interested shareholder and us for a period of three years, unless the combination was approved by our board of directors prior to the time the shareholder became a 10% or greater beneficial owner of our shares or under some other circumstances;

  •
  limiting actions that we can take while a takeover offer for us is being made or after a takeover offer has been publicly announced; and

  •
  limiting the voting power of shareholders who own more than 20% of our stock.

USE OF PROCEEDS

       Based on an assumed offering price of $69.65 per share, which was the last reported sale price for our common stock on December 11, 2012, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $184.1 million, after deducting assumed underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their option to purchase 412,500 additional shares to cover over-allotments, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $211.7 million, after deducting assumed underwriting discounts and commissions and estimated offering expenses.

       We intend to use the net proceeds from this offering for general corporate and working capital purposes, including the potential funding of future acquisitions.

       The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

       Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

 CAPITALIZATION

       The following table sets forth our cash and cash equivalents and capitalization as of September 29, 2012:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the issuance and sale of the 2,750,000 shares of our common stock offered hereby at an assumed public offering price of $69.65 per share (which was the last reported sale price on December 11, 2012), after deducting assumed underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters' option to purchase an additional 412,500 shares of our common stock).

       You should read this table in conjunction with our historical financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 29, 2012
($ in millions)
		As Adjusted(1)
	Actual

Cash and Cash Equivalents	$185.8	$369.9

Total Debt(2)	$865.5	$865.5
Shareholders' Equity
Common Stock	$0.4	$0.4
Additional Paid-in Capital	697.6	881.7
Retained Earnings	1,093.7	1,093.7
Accumulated Other Comprehensive Loss	(56.6)	(56.6)

Total Shareholders' Equity	1,735.1	1,919.2
Noncontrolling Interests	41.8	41.8

Total Equity	1,776.9	1,961.0

Total Capitalization	$2,642.4	$2,826.5

(1)
A $1.00 increase in the public offering price per share would result in increases in total equity and total capitalization, as of September 29, 2012, of $2.6 million. Separately, a 10% increase in the number of shares of our common stock sold, assuming a public offering price of $69.65 per share (which was the last reported sale price on December 11, 2012), would result in increases in total equity and total capitalization, as of September 29, 2012, of $18.4 million.
(2)
Total debt includes long-term debt plus current maturities of debt.

       If the underwriters exercise their option in full, then we will issue and sell an additional 412,500 shares of our common stock in this offering, and we will use the estimated additional net proceeds of $27.7 million, after deducting the underwriting discount, for general corporate and working capital purposes, including the potential funding of future acquisitions.

 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

       Our common stock is traded on the New York Stock Exchange under the symbol "RBC." The following table sets forth, for the periods indicated and by calendar quarter, the reported high and low closing sales prices per share of our common stock on the New York Stock Exchange:

	High	Low	Dividends Declared
Fiscal Year 2012
Fourth Quarter (through December 11, 2012)	$69.75	$64.31	$0.19
Third Quarter	75.00	62.22	0.19
Second Quarter	68.10	57.04	0.19
First Quarter	70.37	52.05	0.18
Fiscal Year Ended December 31, 2011
Fourth Quarter	$56.42	$42.97	0.18
Third Quarter	69.88	45.38	0.18
Second Quarter	76.04	63.57	0.18
First Quarter	75.18	65.79	0.17
Fiscal Year Ended January 1, 2011
Fourth Quarter	$69.54	$55.27	0.17
Third Quarter	65.07	55.09	0.17
Second Quarter	65.63	55.48	0.17
First Quarter	60.78	47.40	0.16

       The last reported sales price of our common stock on the New York Stock Exchange on December 11, 2012, was $69.65. As of December 3, 2012, there were approximately 489 registered stockholders of record of our common stock.

       We have paid 209 consecutive quarterly dividends and have declared a dividend of $0.19 per share payable on January 18, 2013 to shareholders of record on December 28, 2012. Purchasers of shares in this offering are expected to receive this dividend. We currently intend to declare and pay dividends on a regular basis at the current rate. However, the payment and amount of future dividends is at the discretion of our board of directors and will depend upon future earnings, capital requirements, our general financial condition, general business conditions and other factors.

 CERTAIN MATERIAL U.S. FEDERAL TAX CONSEQUENCES
FOR NON-U.S. HOLDERS

       The following discussion is a summary of certain United States federal income and estate tax consequences relevant to non-U.S. holders (defined below) with respect to the purchase, ownership and disposition of our common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings of the Internal Revenue Service (the "IRS"), and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could affect adversely the tax consequences described below. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

       This discussion is limited to the tax consequences to those non-U.S. holders who hold our common stock as capital assets (generally, for investment purposes). This discussion does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, brokers or dealers in securities or currencies, traders in securities that elect to mark to market, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid United States federal income tax, persons holding shares of our common stock as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, pension plans, holders that own or are deemed to own more than 5% of our common stock, persons that received our common stock as compensation for performance of services, and certain former citizens or residents of the United States. This discussion does not address the tax consequences to partnerships or other pass-through entities or persons investing through such partnerships or entities. Also, this discussion does not address all aspects of United States federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances, nor does it address any aspects of United States state, local or non-U.S. taxes.

       For purposes of this discussion, a "non-U.S. holder" means a holder of our common stock that is also the beneficial owner of such common stock and that for United States federal income tax purposes is an individual, corporation, estate, or trust, other than (1) a citizen or individual resident of the United States, (2) a corporation (or other entity classified as a corporation for United States federal income tax purposes) that is created or organized under the laws of the United States, any state thereof or the District of Columbia, or is otherwise treated for United States federal income tax purposes as a domestic corporation, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust (A) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code ("United States persons"), or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

       If an entity classified for United States federal income tax purposes as a partnership owns our common stock, the tax treatment of a member of the entity will depend on the status of the member and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, are not addressed in this summary. Any entity that is classified for United States federal income tax purposes as a partnership and that owns our common stock, and any members of such an entity, should consult their tax advisors.

       PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Distributions and Dividends

       Generally, distributions paid to a non-U.S. holder with respect to our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess generally will be treated as a tax-free return of the non-U.S. holder's investment, up to such holder's adjusted tax basis in the common stock. Any remaining excess generally will be treated as capital gain, subject to the tax treatment described below in "Sale, Exchange or Other Taxable Disposition."

       Generally, but subject to the discussion below under "Information Reporting and Backup Withholding," dividends paid to a non-U.S. holder with respect to our common stock will be subject to a 30% U.S. withholding tax, unless (i) a lower rate is specified by an applicable income tax treaty and the non-U.S. holder provides proper documentation certifying eligibility for treaty benefits (e.g., on an IRS Form W-8BEN or applicable substitute form), or (ii) such dividends are effectively connected with the conduct of a trade or business (and, if a United States income tax treaty applies, are attributable to a permanent establishment maintained) within the United States by the non-U.S. holder, and the non-U.S. holder provides an IRS Form W-8ECI or applicable substitute form. Dividends which are effectively connected with the conduct of a trade or business (and, if a United States income tax treaty applies, are attributable to a permanent establishment maintained) within the United States by the non-U.S. holder will be taxed at the graduated United States federal income tax rates applicable to United States persons. If the non-U.S. holder is classified as a corporation for United States federal income tax purposes, any such effectively connected dividends will also be taken into account for purposes of determining the amount of the non-U.S. holder's effectively connected earnings and profits, which may be subject to U.S. branch profits tax imposed at a rate of 30% (or at a lower rate, if specified by an applicable tax treaty).

Sale, Exchange or Other Taxable Disposition

       Generally, but subject to the discussion below under "Information Reporting and Backup Withholding," a non-U.S. holder will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange or other taxable disposition of our common stock, unless:

  •
  the gain is effectively connected with the conduct of a trade or business (and, if a United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the non-U.S. holder;

  •
  in the case of a non-U.S. holder that is an individual, such holder is present in the United States for 183 or more days in the taxable year of the sale or other taxable disposition, and certain other conditions are met; or

  •
  we are or have been during a specified testing period a United States real property holding corporation for United States federal income tax purposes, and certain other conditions are met.

       Any gain described in the first bullet point above will be taxed at the graduated United States federal income tax rates applicable to United States persons. If the non-U.S. holder is classified as a corporation for United States federal income tax purposes, any such gain will also be taken into account for purposes of determining the amount of the non-U.S. holder's effectively connected earnings and profits, which may be subject to U.S. branch profits tax imposed at a rate of 30% (or at a lower rate, if specified by an applicable tax treaty). Any gain described in the second bullet point above will be subject to federal income tax at a flat rate of 30%, which may be offset by certain U.S.-source capital losses (even though the non-U.S. holder is not considered a resident of the United States). We believe that we have not been and are not currently a United States real property holding corporation, and we do not expect to become one in the future based on anticipated business operations; however, no assurances can be provided in this regard. If we are determined to be a United States real property holding corporation, additional withholding and income taxes may apply to the proceeds payable to a non-U.S. holder from such non-U.S. holder's sale, exchange or other taxable disposition of our common stock.

United States Federal Estate Tax

       Any shares of our common stock that are owned (or treated as owned) by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States federal estate tax purposes, and therefore may be subject to United States federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding

       We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides.

       Any payments of dividends to a non-U.S. holder generally will not be subject to backup withholding, provided that (i) the non-U.S. holder certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN or W-8ECI (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or (ii) the non-U.S. holder otherwise establishes an exemption.

       The payment to a non-U.S. holder of the proceeds of a disposition of our common stock by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the non-U.S. holder either certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN or W-8ECI (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of the proceeds of a disposition of our common stock by or through the foreign office of a foreign broker (as defined in applicable Treasury regulations). Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the disposition of our common stock by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

       Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder's United States federal income tax liability, if any, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS.

Foreign Account Tax Compliance

       Under the Hiring Incentives to Restore Employment Act (the "HIRE Act"), U.S. withholding taxes generally will be imposed on certain types of payments made after December 31, 2012 to "foreign financial institutions" and to certain other non-U.S. entities. This withholding tax generally will be imposed at a 30% rate on certain payments of dividends on, or gross proceeds from the sale or other disposition of, shares issued by a United States person if the payments are made to a foreign financial institution, unless the foreign financial institution enters into (or is deemed to have entered into) an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain United States persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent the financial institution from complying with these reporting and other requirements. In addition, the legislation generally imposes a 30% withholding tax on similar types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial United States owners or the entity furnishes identifying information regarding each substantial United States owner.

       Despite the December 31, 2012 date set forth in the HIRE Act, the IRS has issued proposed regulations and other preliminary guidance indicating that the withholding tax on dividends will not be imposed with respect to payments made prior to January 1, 2014, and that the withholding tax on gross proceeds from a disposition of shares will not be imposed with respect to payments made prior to January 1, 2017. These proposed regulations would be effective once finalized.

UNDERWRITING

       We intend to offer our shares of common stock through underwriters. Subject to the terms and conditions described in an underwriting agreement, dated December     , 2012, between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriters	Number of Shares
Robert W. Baird & Co. Incorporated
Credit Suisse Securities (USA) LLC

Total	2,750,000

       The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our common stock in the offering if any are purchased, other than those shares covered by the over-allotment option we describe below.

       We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 412,500 additional shares from us at the public offering price less the underwriting discounts and commissions and less an amount per share equal to any cash dividend payable by us on shares of our common stock initially purchased by the underwriters but only to the extent that such dividend is not payable on the shares of common stock to be purchased upon the exercise of the over-allotment option due to the timing of the record date. The option may be exercised only to cover any over-allotments of our common stock.

       The underwriters propose to offer the shares of our common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of up to $           per share. The underwriters and selling group members may allow a discount of $           per share on sales to other broker/dealers. After the offering, the underwriters may change the public offering price and concession and discount to broker/dealers. As used in this section:

  •
  Each of the underwriters is a securities broker/dealer that is a party to the underwriting agreement and will have a contractual commitment to purchase shares of our common stock from us.

  •
  Selling group members are securities broker/dealers to whom the underwriters may sell shares of our common stock at the public offering price less the selling concession above, but who do not have a contractual commitment to purchase shares from us.

  •
  Broker/dealers are firms registered under applicable securities laws to sell securities to the public.

  •
  The syndicate consists of the underwriters and the selling group members.

       The following table summarizes the compensation to be paid to the underwriters:

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Underwriting discounts and commissions payable by us	$	$	$

       The underwriting fee will be an amount equal to the offering price per share to the public of the common stock, less the amount paid by the underwriters to us per share of common stock. The underwriters' compensation was determined through arms' length negotiations between us and the underwriters.

       We estimate the expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $300,000. Expenses include the SEC filing fees, New York Stock

Exchange listing fees, printing, legal, accounting and transfer agent and registrar fees, and other miscellaneous fees and expenses.

       We and our directors and executive officers have agreed not to offer, sell, transfer, pledge, contract to sell, transfer or pledge, or file with the SEC a registration statement under the Securities Act of 1933, as amended, relating to any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of shares of our common stock without the prior written consent of Robert W. Baird & Co. Incorporated for a period of 90 days after the date of this prospectus, except that these restrictions will not apply to our ability to grant employee or director equity incentive awards under the terms of equity incentive plans in effect on the date of this prospectus or to issue our common stock upon any exercise of options, stock appreciation rights and/or other equity awards, as well as certain other transfers in connection with the exercise of awards. The restrictions will also not apply to transfers by our directors and executive officers by gift, will or intestacy so long as the transferee agrees not to make further transfers of the shares during the 90-day period and in certain other limited circumstances.

       We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in that respect.

       The shares of our common stock are traded on the New York Stock Exchange under the symbol "RBC."

       The underwriters and their affiliates have provided, and may provide in the future, advisory and investment banking services to us, for which they have received and would receive customary compensation.

       The underwriters may engage in over-allotment transactions, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position.

  •
  Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum.

  •
  Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions.

       These stabilizing transactions and syndicate covering transactions may cause the price of our common stock to be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

       In relation to each Member State, or Relevant Member State, of the European Economic Area that has implemented the Prospectus Directive, the underwriters have represented and agreed that, with effect from and including the date, or the Relevant Implementation Date, on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to such common stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the common stock to the public in that Relevant Member State at any time:

  (a)
  to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

  (d)
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of the common stock referred to in (a) to (d) above shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospective Directive.

       For the purposes of this provision, the expression an "offer of the common stock to the public" in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State; and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

       Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

       Foley & Lardner LLP, Milwaukee, Wisconsin, will pass upon certain legal matters relating to this offering. Quarles & Brady LLP, Milwaukee, Wisconsin, will pass upon certain legal matters relating to this offering for the underwriters.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.

       The combined financial statements of the A. O. Smith Electrical Products Company (carved-out operation of A. O. Smith Corporation) as of and for the year ended December 31, 2010, which are incorporated in this prospectus supplement by reference to the Current Report on Form 8-K dated August 22, 2011 (as amended by Form 8-K/A on November 4, 2011), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Prospectus

REGAL BELOIT CORPORATION

Debt Securities
Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

        We may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings. The selling shareholder named in this prospectus may offer and sell up to 2,834,026 shares of our common stock under this prospectus at prices and on terms to be determined at or prior to the time of sale. Additionally, other selling shareholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareholders.

        This prospectus describes the general manner in which our securities may be offered using this prospectus. We will provide specific terms of the securities, including the offering prices, in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

        We may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the specific terms of the plan of distribution.

        Our common stock is traded on the New York Stock Exchange under the symbol "RBC."

        Investment in our securities involves risks. See "Risk Factors" in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in any applicable prospectus supplement and/or other offering material for a discussion of certain factors which should be considered in an investment of the securities which may be offered hereby.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2011.

 ABOUT THIS PROSPECTUS

        Unless the context otherwise requires, in this prospectus, "Regal-Beloit," "company," "we," "us," "our" and "ours" refer collectively to Regal-Beloit Corporation and its subsidiaries.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer and the shares of our common stock that selling shareholders may offer, including the selling shareholder named in this prospectus which may offer from time to time in one or more offerings up to an aggregate of 2,834,026 shares of our common stock. The selling shareholder named in this prospectus may sell none, some or all of the shares of common stock offered by it under this prospectus.

        Each time we offer securities, we will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. The prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material together with additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or other offering material. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material, or the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

 CAUTIONARY STATEMENT

        This prospectus, any supplement to this prospectus and/or any other offering material, and the information incorporated by reference in this prospectus or any prospectus supplement and any other offering material, may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management's judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "plan," "expect," "anticipate," "estimate," "believe," or "continue" or the negative of these terms or other similar words. Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

  •
  actions taken by our competitors and our ability to effectively compete in the increasingly competitive global electric motor, power generation and mechanical motion control industries;

  •
  our ability to develop new products based on technological innovation and the marketplace acceptance of new and existing products;

  •
  fluctuations in commodity prices and raw material costs;

  •
  our dependence on significant customers;

  •
  issues and costs arising from the integration of acquired companies and businesses, including the timing and impact of purchase accounting adjustments;

  •
  our dependence on key suppliers and the potential effects of supply disruptions;

  •
  infringement of our intellectual property by third parties, challenges to our intellectual property, and claims of infringement by us of third party technologies;

  •
  increases in our overall debt levels as a result of acquisitions or otherwise and our ability to repay principal and interest on our outstanding debt;

  •
  product liability and other litigation, or the failure of our products to perform as anticipated, particularly in high volume applications;

  •
  unanticipated costs or expenses that could be incurred relating to product warranty matters;

  •
  economic changes in global markets where we do business, such as reduced demand for the products we sell, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

  •
  unanticipated liabilities of acquired businesses;

  •
  cyclical downturns affecting the global market for capital goods;

  •
  difficulties associated with managing foreign operations; and

  •
  other risks and uncertainties including but not limited to those described in Item 1A—Risk Factors of our Annual Report on Form 10-K filed on March 2, 2011 and from time to time in our other reports filed with the SEC.

        All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this prospectus, any supplement to this prospectus and any other offering material are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

 REGAL-BELOIT CORPORATION

        We are a global manufacturer of electric motors and controls, electric generators and controls, and mechanical motion control products. Many of our products feature energy efficiency technology, and electronics. Our energy efficiency product portfolio offers lower operating costs to our customers and a significant marketing benefit to our original equipment manufacturer customers. Our electrical products primarily include AC and DC commercial and industrial electric motors and controls, motors used in heating, ventilation, and air conditioning and commercial refrigeration applications, electric generators and controls, and capacitors. Our mechanical products include primarily gears and gearboxes, marine transmissions, high-performance automotive transmissions, manual valve actuators, and electrical connectivity devices

        We are a Wisconsin corporation and our principal executive offices are located at 200 State Street, Beloit, Wisconsin 53511. Our telephone number is (608) 364-8800.

USE OF PROCEEDS

        We intend to use the net proceeds we receive from the sales of the securities as set forth in the applicable prospectus supplement and/or other offering material. We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholder named in this prospectus.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table presents our ratios of consolidated earnings to fixed charges for the periods presented.

		Fiscal Year
	Nine Months Ended October 1, 2011
		2010	2009	2008	2007	2006
Ratio of consolidated earnings to fixed charges(1)	7.4x	9.4x	5.7x	6.3x	6.8x	7.4x

(1)
For purposes of calculating the ratios of consolidated earnings to fixed charges, earnings before taxes, minority interests and fixed charges are divided by fixed charges. "Fixed charges" represent interest and the estimated interest component of rent expense.

 DESCRIPTION OF DEBT SECURITIES

        We may offer debt securities separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement and/or other offering material relating to such offering.

 DESCRIPTION OF CAPITAL STOCK

        The following description is a summary of elements of our capital stock and is subject to and qualified in its entirety by reference to the more complete descriptions set forth in our articles of incorporation and our bylaws, which are incorporated by reference into this prospectus.

Common Stock

        We are authorized to issue 100,000,000 shares of common stock, $.01 par value. Our common stock is entitled to such dividends as may be declared from time to time by our board of directors in accordance with applicable law. Our ability to pay dividends is dependent upon a number of factors, including our future earnings, capital requirements, general financial condition, general business conditions and other factors.

        Only the holders of our common stock will be entitled to vote for the election of members to our board of directors and on all other matters. Holders of our common stock are entitled to one vote per share of common stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. See "—Statutory Provisions." Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected. The affirmative vote of the majority of the shares of our common stock represented and voted is required for the election of directors. Our board of directors is divided into three classes, with staggered terms of three years each.

        All shares of common stock are entitled to participate equally in distributions in liquidation. Holders of common stock have no preemptive rights to subscribe for or purchase our shares. There are no conversion rights, sinking fund or redemption provisions applicable to our common stock. We do not have the authority to issue any shares of preferred stock.

        The transfer agent for our common stock is Computershare Investor Services.

Certain Anti-Takeover Provisions

        Under our articles of incorporation, our board of directors is divided into three classes of directors serving staggered terms of three years each. Each class is to be as nearly equal in number as possible, with one class being elected each year. Our articles of incorporation also provide that:

  •
  directors may be removed from office only for cause and only with the affirmative vote of a majority of the votes entitled to be cast at an election of directors;

  •
  any vacancy on the board of directors or any newly created directorship may be filled by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum; and

  •
  our shareholders have no cumulative voting rights, which means that the holders of shares of our common stock entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected.

Statutory Provisions

        Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of our voting power is limited to 10% of the full voting power of those shares, unless full voting power of those shares has been restored pursuant to a vote of shareholders. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law contain some limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations such as us and a significant shareholder, unless the board of directors of the corporation approves the business combination or the shareholder's acquisition of shares before these shares are acquired. Similarly, Sections 180.1130 to 180.1133 of the Wisconsin Business Corporation Law contain special voting provisions applicable to some business combinations involving public Wisconsin corporations, unless specified minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the Wisconsin Business Corporation Law imposes special voting requirements on share repurchases effected at a premium to the market and on asset sales by the corporation, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

Registration Rights

        In connection with our acquisition of the Electrical Products Company business from A. O. Smith Corporation ("A. O. Smith"), we and A. O. Smith entered into a shareholder agreement pursuant to which we agreed to file a shelf registration statement for the resale of the shares of our common stock issued to A. O. Smith in the acquisition, which obligation we have satisfied with the filing of this registration statement, and to keep such resale registration statement effective for a period of three years (or, if earlier, until A. O. Smith no longer owns any shares). In return, A. O. Smith agreed that its sales of our shares of common stock under the resale registration statement will not exceed the volume limitations under Rule 144 of the Securities Act of 1933 and that it will not sell such shares to certain persons. The shareholder agreement also provides A. O. Smith with one demand registration right and unlimited piggy-back registration rights.

 DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, common stock or other securities. Warrants may be issued independently or together with debt securities or common stock offered by any prospectus supplement and/or other offering material and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement and/or other offering material relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

        The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

        Reference is made to the prospectus supplement and/or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:

  •
  the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

  •
  the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

  •
  the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  U.S. federal income tax consequences applicable to such warrants;

  •
  the amount of warrants outstanding as of the most recent practicable date; and

  •
  any other terms of such warrants.

        Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement and/or other offering material.

        Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement and/or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement and/or other offering material relating to such warrants.

        Prior to the exercise of any warrants to purchase debt securities, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

 DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts." The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

        The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement and/or other offering material relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

  •
  if applicable, a discussion of material U.S. federal income tax considerations; and

  •
  any other information we think is important about the stock purchase contracts or the stock purchase units.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, which we refer to as the "Securities Act," with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

        We are "incorporating by reference" specified documents that we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we are disclosing important information to you by referring you to those documents; and

  •
  information we file with the SEC will automatically update and supersede information contained in this prospectus.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

  •
  our Annual Report on Form 10-K for the year ended January 1, 2011;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended April 2, 2011, July 2, 2011 and October 1, 2011;

  •
  our Current Reports on Form 8-K dated February 4, 2011, April 21, 2011, May 2, 2011 (as amended by our Current Report on Form 8-K/A filed on August 3, 2011), June 30, 2011, July 14, 2011, August 16, 2011 and August 22, 2011 (as amended by our Current Report on Form 8-K/A filed on November 4, 2011); and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A/A, filed February 12, 2010, and any amendment or report updating that description.

        Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

        We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Corporate Secretary
Regal-Beloit Corporation
200 State Street
Beloit, WI 53511
(608) 364-8800

        You can also find these filings on our website at www.regal-beloit.com. We are not incorporating the information on our website other than these filings into this prospectus.

 SELLING SHAREHOLDER

        A. O. Smith and its successors or permitted transferees may from time to time offer and sell up to an aggregate of 2,834,026 shares of our common stock pursuant to this prospectus and any applicable prospectus supplement.

        The table below sets forth the number of shares beneficially owned by A. O. Smith as of November 10, 2011. A. O. Smith has not committed to sell any shares under this prospectus. No estimate can be given as to the amount of our common stock that will be beneficially owned after the completion of this offering because A. O. Smith may offer none, some or all of the shares of our common stock beneficially owned by A. O. Smith. The shares offered by this prospectus may be offered at any time and from time to time by A. O. Smith. We have agreed to pay all expenses incurred with respect to the registration of the shares of common stock owned by A. O. Smith, other than underwriting fees, discounts or commissions, which will be borne by A. O. Smith.

Name of Selling Shareholder	Number of Shares Beneficially Owned	Percentage of Outstanding Shares	Number of Shares Offered
A. O. Smith Corporation 11270 West Park Place Milwaukee, Wisconsin 53224-9508	2,834,026	6.8%	2,834,026

        On August 22, 2011, we acquired the Electrical Products Company business from A. O. Smith for approximately $749 million in cash and 2,834,026 shares of our common stock. In connection with such acquisition, we and A. O. Smith entered into a shareholder agreement pursuant to which we agreed to file a shelf registration statement for the resale of the shares of our common stock issued to A. O. Smith in the acquisition, which obligation we have satisfied with the filing of this registration statement, and to keep such resale registration statement effective for a period of three years (or, if earlier, until A. O. Smith no longer owns any shares). In return, A. O. Smith agreed that its sales of our shares of common stock under the resale registration statement will not exceed the volume limitations under Rule 144 of the Securities Act of 1933 and that it will not sell such shares to certain persons. The shareholder agreement also provides A. O. Smith with one demand registration right and unlimited piggy-back registration rights.

        Also in connection with the acquisition, we and A. O. Smith entered into several transitional service, license and other commercial agreements for various periods of time that relate to the Electrical Products Company business we acquired.

OTHER SELLING SHAREHOLDERS

        We may register shares of common stock covered by this prospectus for re-offers and resales by any other selling shareholders to be named in a prospectus supplement (such other selling shareholders are referred to as the "other selling shareholders," and with A. O. Smith are collectively referred to as "any selling shareholder" or the "selling shareholders"). Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act we may add secondary sales of shares of our common stock by any other selling shareholders by filing a prospectus supplement with the SEC. We may register these shares to permit other selling shareholders to resell their shares when they deem appropriate. Other selling shareholders may resell all, a portion or none of such other selling shareholder's shares at any time and from time to time. Other selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the other selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the other selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by such other selling shareholders. We will provide you with a prospectus supplement naming the other selling shareholders, the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by each other selling shareholder.

PLAN OF DISTRIBUTION

        We may sell our securities, and any selling shareholder may sell shares of our common stock, in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us or any selling shareholders to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering material will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent's commission, dealer's purchase price or underwriter's discount. Any selling shareholders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. Additionally, because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, selling shareholders may be subject to the prospectus delivery requirements of the Securities Act.

        Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

        The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

        Offers to purchase securities may be solicited directly by us or any selling shareholder or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

        If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters will be obligated to purchase all such securities if any are purchased.

        If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities, and any selling shareholder will sell shares of our common stock to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. In addition, any selling shareholder may sell shares of our common stock in ordinary brokerage transactions or in transactions in which a broker solicits purchases.

        Offers to purchase securities may be solicited directly by us or any selling shareholder and the sale thereof may be made by us or any selling shareholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

        Any selling shareholders may also resell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

        If so indicated in the applicable prospectus supplement and/or other offering material, we or any selling shareholder may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or any selling shareholder at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

        Agents, underwriters and dealers may be entitled under relevant agreements with us or any selling shareholder to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by any selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders.

        We or any selling shareholder may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

        We or any selling shareholder may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, or exchangeable for or representing beneficial interests in such securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions, or securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

        Additionally, any selling shareholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling shareholder. Any selling shareholder also may sell shares short and redeliver shares to close out such short positions. Any selling shareholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Any selling shareholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling shareholder's securities or in connection with the offering of other securities not covered by this prospectus.

        Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or any selling shareholder. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by us or any selling shareholder may arrange for other broker-dealers to participate in the resales.

        Each series of securities will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

        Agents, underwriters and dealers may engage in transactions with, or perform services for us or any selling shareholder and our respective subsidiaries in the ordinary course of business.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

 LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Foley & Lardner LLP. The validity of the securities offered by this prospectus will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance of any securities. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be subject to other conditions and assumptions, as indicated in the prospectus supplement.

EXPERTS

        The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K and the effectiveness of the Regal Beloit Corporation and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of the A. O. Smith Electrical Products Company (carved-out operation of A. O. Smith Corporation) as of and for the year ended December 31, 2010, which are incorporated in this prospectus by reference to the Current Report on Form 8-K dated August 25, 2011 (as amended by Form 8-K/A on November 4, 2011), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

2,750,000 Shares of Common Stock

Prospectus Supplement

December     , 2012

Baird

Credit Suisse